Exhibit 10.3
March 12, 2008
Kendall Larsen
President & CEO
VirnetX Holding Corporation
5615 Scotts Valley Drive, Suite 110
Scotts Valley, CA 95066
Via Email: Kendall_Larsen@VirnetX.com

Re.:	Engagement Letter for Strategic Intellectual Property Licensing and Training
Kendall:
Thank you very much for the opportunity to provide you and the VirnetX team with this Engagement Letter outlining the terms by which ipCapital Group (ipCG®) will support VirnetX’s intellectual property (IP) licensing efforts.
Work steps include:

Step 1:	Licensing Training
ipCG will develop and facilitate a one-day training course, or the equivalent duration of training over the course of the engagement, in the use of the ipLicensing and ipValue Model tools and provide reasonable post-training support by phone. In addition, ipCG will lead the VirnetX licensing team through the process of creating a customized licensing pitch for an identified target licensee.

Step 2:	Develop a Licensing Map
ipCG will work with VirnetX to develop a Licensing Map (graphical representation of the market and technology space on which to map the relevant IP for the purposes of licensing). This Licensing Map will allow VirnetX to better communicate what its IP covers and compare it to the IP of a target licensee.

Step 3:	Identify the Relevant Competitive IP and Map it onto the Licensing Map
ipCG will conduct an examination and analysis of the competitive patents and applications in VirnetX’s IP Space. The competitive IP will be mapped onto the Licensing Map as a means to analyze the competitive environment. In addition, the relevant IP portfolio of a target licensee and the boundaries of what its IP covers and what VirnetX’s IP covers can be communicated to a target licensee. This analysis will allow ipCG to identify target licensees, as well as structure and support an IP story for a target licensee about the licensing value of VirnetX’s portfolio.

Step 4:	Invent-Around
ipCG will conduct and facilitate an Invent-Around session related to the core patents to be licensed. Prior to the session, ipCG will review VirnetX’s relevant patents and any background reading on the technology that VirnetX provides. ipCG will conduct a facilitated session with VirnetX technologists. The session will begin with ipCG extracting inventions around the technology from the inventors’ heads that are not contained in the current patents. The group will go through the patents’ claims one-by-one and seek to identify what a competitor could do to weaken VirnetX’s patent protection by inventing-around them, on-top-of them, underneath-them, and so on. Following the session, ipCG will review the inventions with VirnetX to identify which inventions, if any, patent counsel should file in a Provisional Patent application, or be protected using other appropriate means.

The Invent-Around session generates a number of recommendations and ideas/inventions. ipCG agrees to cooperate with VirnetX in making assignment of rights for the entire interests in such inventions, and in the filing of patent applications for VirnetX’s exclusive ownership.For clarity, ipCG agrees and acknowledges that (1) the Invent-Around Session is subject to the Common Interest Agreement between ipCG and VirnetX, as well and (2) ipCG and its employees hereby assign to VirnetX all inventions generated in connection with this Agreement and engagement. This agreement conveys no rights to ipCG, with respect to any of VirnetX’s patents, trade secrets, know-how, or other intellectual property.

Step 5:	Determine the Potential Licensing Value Range of the IP portfolio to a Target Licensee
ipCG will develop a risk-adjusted financial model, ipValue Model, that will estimate a potential licensing value range of VirnetX’s IP for the target licensee, based on inputs from VirnetX. The Licensing Pricing Model brings together the market and business drivers, as found in many financial models, with a unique IP perspective, in order to estimate the potential licensing value for a target licensee. This value assessment is critical to understanding the key drivers for the value of VirnetX’s technology, determining a fair price for the IP license, and justifying the proposed price to the target licensee.

Note: The ipValue Model will not be a formal valuation opinion.

Step 6:	Develop a Means to Communicate the Technical Depth, Breadth, Power, and Value of VirnetX’s IP Portfolio to a Target Licensee
Demonstrate to licensees how the IP will address business, technical, legal, and marketing issues that are important to their companies. A clear approach will achieve consensus sooner and increase the value of the transaction to all participants. ipCG will develop a presentation (ipStorySM) that communicates the technical depth, breadth, power, and value of VirnetX’s IP portfolio to a target licensee. The presentation will be suitable for clearly describing to the target licensee what VirnetX’s IP covers and what its business value is to the target licensee. The presentation will be based on ipCG’s proven ipStory framework and links the IP for license to the technologies it protects, the products it enables, the market drivers/needs it addresses, and the business objectives it helps achieve. The ipStory will also outline the deal structure and build the value of the portfolio using findings from the ipValue Model.

The ipStory presentation can generally be adapted to different target licensees with minimal effort.

Step 7:	Lead and/or Participate in Presentation of the ipStory and Negotiations with a Target Licensee
ipCG will provide direct support to Client by playing an active role in licensing negotiations with target licensees to assist in closing licensing deals. ipCG has had great success in assisting clients close licensing deals, both large and small, and we are pleased to provide references upon request.
Under the scope of this engagement, ipCG will perform the services described in the table below entitled “Professional Services and Fees” (hereinafter referred to as “Services”) in accordance with the following terms and conditions:
1. Professional Services and Fees

Professional Services		Fees
Step 1:	Licensing Training
Step 2:	Develop Licensing Map
Step 3:	Identify and Map Relevant IP of the Target Licensee
Step 4:	Invent-Around
Step 5:	Determine Potential Licensing Value Range of the IP Portfolio for a Target Licensee
Step 6:	Develop a Means to Communicate the Licensing Value of the IP Portfolio to a Target Licensee
Step 7:	Lead and/or Participate in Presentation of the ipStory and Negotiations with a Target Licensee

Total		$75,000 + 10% Success Fee[1]

Should VirnetX request additional meetings, reports, analyses, or services outside the scope of the Services, the scope of such services and fees will be mutually agreed upon in writing between ipCG and VirnetX.
2. Timing & Delivery. Work can begin upon acceptance of the terms in this engagement letter. ipCG and VirnetX shall mutually agree upon a project schedule.

[1]	For clarity and to avoid duplication, the 10% Success Fee referred to herein is the “Success Fee” referenced in the IP Brokerage Agreement between VirnetX and ipCG entered into concurrently herewith.

3. Resources. John Cronin and Douglas Roth will facilitate the Services with VirnetX and provide guidance and support within the scope of the project. Additional company resources will be utilized as required. ipCG will work in a close, collaborative manner with VirnetX to execute the Services. Because of the highly interactive nature of this work, the availability of VirnetX’s management and key technical personnel will be critical to the completion of the project. VirnetX agrees to provide ipCG with its full assistance and cooperation including, but not limited to, providing all information as may be necessary or reasonable for ipCG to discharge its duties under this engagement letter and making the appropriate VirnetX personnel available to enable ipCG to obtain such VirnetX information.
4. Compensation. The aggregate fee for Services is $75,000 (“Contract Total”). In addition, VirnetX will pay ipCG a Success Fee, as defined in and governed by the terms of the March ___, 2008 IP Brokerage Agreement (the “IP Brokerage Agreement”). VirnetX agrees to pay ipCG 25% of the Contract Total upon execution of this engagement letter. This prepayment will be applied to the final invoice(s). VirnetX agrees to pay the balance of the Contract Total within ten (10) days from receipt of the invoice for Services, together with all reasonable out of pocket expenses estimated at 15% — 20% of fees; provided that ipCG shall obtain VirnetX’s approval prior to incurring any expenses of more than $1,000 individually or $10,000 in the aggregate. VirnetX shall pay all charges and fees in U.S. Dollars.
5. Confidential Nature. ipCG and VirnetX agree that the terms and conditions of the Mutual Non-Disclosure Agreement executed or intended to be executed by ipCG and VirnetX simultaneously herewith (“NDA”), shall govern and control the manner in which Confidential Information is protected. The term Confidential Information shall have the meaning set forth in the NDA.
6. Independent Contactor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between VirnetX and either ipCG or any employee of ipCG.
7. Warranty. The services are warranted to conform substantially to the services described in Section 1 entitled “Professional Services and Fees.” As the exclusive remedy for any breach of this warranty, ipCG shall reperform Services at no cost to VirnetX necessary to remedy or avoid any condition that results in the services not performing as warranted above. This warranty is conditioned upon receipt by ipCG of VirnetX’s written notice of all claimed breaches within sixty (60) days of the date of delivery of the services. VIRNETX ACKNOWLEDGES THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY IPCG EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY IPCG IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. IPCG DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING

IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
8. VIRNETX AGREES THAT IPCG’S AGGREGATE MONETARY LIABILITY FOR ALL CAUSES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT EXCEED THE TOTAL OF ALL AMOUNTS PAID TO IPCG BY VIRNETX HEREUNDER OR UNDER ANY SEPARATE IP BROKERAGE AGREEMENTS OR OTHERWISE FROM TIME TO TIME, INCLUDING ANY PAYMENTS OF SUCCESS FEES ONCE THEY HAVE ACTUALLY BEEN PAID TO IPCG. VIRNETX WILL INDEMNIFY AND HOLD HARMLESS IPCG AND ITS PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISE, FOR ANY REASON, RELATED TO THE DELIVERY OF THE SERVICES PURSUANT TO THIS AGREEMENT. NOTWITHSTANDING THE ABOVE, THE CLIENT SHALL HAVE NO DUTY TO INDEMNIFY IPCG OR ITS PERSONNEL FOR ANY LIABILITY, LOSS, DAMAGES OR EXPENSES (INCLUDING ATTORNEY’S FEES) TO THE EXTENT SUCH DAMAGES ARISE OUT OF IPCG’S OR ITS PERSONNEL’S INTENTIONAL OR WILLFUL MISCONDUCT, MISREPRESENTATION, FRAUD OR ITS WILLFUL BREACH OF THIS AGREEMENT OR THE LAW.
9. Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this engagement letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on ipCG’s income, VirnetX agrees to pay any current or future applicable tax which ipCG may be required to pay or collect and which is imposed on the sale or delivery or services purchased or licensed in this engagement letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. VirnetX’s obligation to pay taxes includes any interest. To the extent ipCG has not collected and remitted any applicable tax for VirnetX in reliance upon an erroneous representation of VirnetX as to its tax status, VirnetX’s obligation to pay taxes shall include any penalties imposed by any taxing authorities.
10. Entire Agreement. This engagement letter, the NDA and that certain Common Interest Agreement between ipCG and VirnetX dated 1-25-2008 (the “Common Interest Agreement”), and the IP Brokerage Agreement, reflect the entire agreement between ipCG and VirnetX related to the subject matter of such agreements. These Agreements replace and supersede any previous proposals, correspondence, and understandings, whether written or oral. The agreements of ipCG and VirnetX contained in this letter shall survive the completion of the Services or termination of this letter. In the event of any inconsistency between the NDA and this letter, the terms of the NDA will govern unless this letter specifically references a paragraph of the NDA and expressly states that such paragraph is intended to be amended by this engagement letter. Subject to the preceding sentence, any terms or conditions in this engagement letter which conflict with NDA shall have no force or effect.

11. Governing Law; Jurisdiction & Venue. This Agreement shall be governed exclusively in accordance with the laws of the State of New York, without regard to the conflict-of-law principles thereof. All disputes under this Agreement shall be resolved by the courts of the State of New York, including the United States courts within New York, and the parties consent to the jurisdiction of such courts and agree to accept service of process by mail.
Please confirm your agreement with the foregoing by signing a copy of this letter and returning it to ipCG. We are pleased to have this opportunity to be of service to you.

ipCapital Group, Inc.
By:	/s/ Robert McDonald
	Name:	Robert McDonald
	Title:	President
	Date:	March 12, 2008

VirnetX agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which ipCapital Group, Inc. will provide services to VirnetX.

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